Exhibit 10.31

Apar Infotech Corporation
2581 Washington Road, Suite 232
Pittsburgh, PA 15241
Phone 412-851-1000
Fax 412-851-1585
www.apar.com
December 1st, 1999

Mr. Shashank Samant
3044/1247 Lakeside Drive
Sunnyvale, CA 94086 USA

Dear Shashank,

We are pleased to offer you the position of Senior Vice President (E-Commerce Division) with Apar Infotech Corporation (the “Company”) starting January 15th, 2000 or earlier. The terms and conditions of your employment with the Company are set forth below. Your employment is contingent upon your agreement to these terms and conditions, as evidenced by your signing the acknowledgment copy of this letter and returning it to us before you join the company.

1. Business of Company. The Company is in the business of providing computer programming, engineering and consulting services to customers (the “Customers”) on a contract basis. It provides such services primarily through its employees. The Company seeks to provide the highest level of service to its Customers by recruiting, locating, training and retaining employees who have and/or will develop the high level of computer programming, engineering and consulting skills necessary to fully service it Customers’ needs.

2. Duties. In the portfolio of Sr. Vice President—E-Commerce Division, you will be responsible for the world-wide Sales, Marketing and Strategy activities of APAR’s business in Client-Server Computing, E-Commerce Computing and making strategic alliances. Your domain will include but not limited to Consulting, Projects and Products. You will also have responsibility for the Profit-and-Loss (P&L) of the world-wide E-Commerce Division. In above capacity, you will report to ‘President—Apar Infotech Corporation.’  You are required to comply with all the rules, regulations and procedures of the Company.

3. Compensation and Benefits. Your compensation will consist of a base amount of $175,000 per annum with a guaranteed bonus of $6250 per quarter. All compensation is subject to applicable taxes and withholdings. The base amount of your compensation will be paid twice a months: on the first of each month for your services during the first fifteen days (1st to 15th) of the prior month, and on the fifteenth of each month for your services during the last 15 days (16th to 31st) of the prior month. Commissions will be paid according to the current Commission Plan. You and your immediate family will be entitled to receive health/dental benefits as are available from time to time for employees of the Company.

4. Review of Compensation. Your performance will be reviewed at the end of your first twelve months of employment and annually thereafter. You will be required to provide reports concerning your work activities from time to time as required.

5. Employment-At-Will. Your employment with the Company is on an at-will basis. Subject to the Notice of Termination provisions below, you or the Company may terminate your employment, with or without cause, at anytime.

6. Notice of Termination. Except in cases of termination by the Company due to your willful misconduct or non-performance, either party may terminate this agreement between your date of joining and March 31, 2000 without notice. However, either party must provide 15 days advance notice of termination of employment. In the Agreement, the word “termination” includes, but is not limited to, resignation, dismissal, incapacity and any other form by which your employment with the Company ceases. In case of termination, the Company also agrees to pay a minimum of six-month gross compensation (calculated per clause ‘3’) as severance to you.

7. Repayment of Relocation Expenses. In the event you resign, with six months of the effective date of your employment, you agree to repay any relocation expenses incurred by the Company in connection with your initial employment.

8. Confidential Information. During the course of your employment, you will learn and/or be privy to confidential information of the Company and/or its Customers. Preservation of the secrecy of such confidential and proprietary information is of great value and importance to the Company and its Customers. You therefore agree that, both during your employment and at all times thereafter, you will no directly or indirectly use or disclose any such confidential or proprietary information, except with prior written approval from the Company and/or its Customers, as the case may be. You also may receive documents, files or other materials (including computer generated or stored matters) which contain confidential or proprietary information of the Company and/or its customers. You agree to return all such documents, files and materials, and any and all copies thereof, before termination of your employment. Finally, to the extent that you have agreed to confidentiality or non-disclosure agreements in prior employment relationships, you agree to comply with such agreements and to not use or disclose the confidential and proprietary information of others in connection with your employment by the Company.

9. Ownership of Intellectual Property. You agree that all inventions, improvements, developments and/or discoveries (whether or not patentable), and all works of authorship (whether or not copyrightable) (hereinafter collectively “Intellectual Property”), which you create or make as part of your duties within the Company, whether solely or jointly with another or others, shall be the sole and exclusive property of the Company and/or its Customers or their respective successors, assigns or nominees, as determined by the Company and it Customers (“the Owner”). You further agree that you shall promptly and fully disclose all such Intellectual Property and shall execute, acknowledge and deliver, upon request of the Owner and without further compensation, either during or subsequent to your employment, all instruments which are desirable or necessary to prosecute an application for and to acquire, maintain and enforce all patents, copyrights or registrations covering such Intellectual Property in all countries. Moreover, you hereby convey, assign and transfer your entire right, title and interest in and to such Intellectual Property to the Owner and otherwise agree to cooperate as necessary to perfect the Owner’s right and ownership therein.

10. Non-Solicitation of Customers. In the course of your employment, you will develop in-depth knowledge of the company, its Customers and it employees. You will also develop relationships of special trust and confidence with the Company’s Customers and its employees. Information about the Company and its relationships of trust and confidence with its Customers are of great value and importance to the Company and are the Company’s exclusive benefit. To protect these important interests during your employment you shall not directly or indirectly expropriate any corporate opportunities or otherwise engage in any conduct adverse to the best interests of the Company and is relationships with its Customers.

11. Non-Solicitation of the Company’s Employees. During your employment, and for a one (1) year period following termination of your employment for whatever reason, you shall not, directly or indirectly, solicit the services of (or otherwise deal in a manner adverse to the Company) any employee of the Company or induce such employees to terminate his or her employment.

12. Rights and Remedies Upon Breach. If you breach, or threaten to a breach, any material terms and conditions hereof, then the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

13. Specific Performance. The right and remedy to have all provisions of the agreement specifically enforced by any court having equity jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will be difficult to ascertain and will not provide an adequate remedy to the Company.

14. Damages, Costs and Attorneys Fees. If you are found to have breached this agreement by a court of competent jurisdiction, you shall be liable for and agree to pay the Company: i) all damages suffered by the Company as a result of your breach and ii) all costs and reasonable attorneys fees incurred by the Company to enforce its rights under this agreement.

15. Remedies Cumulative; Waiver; Continued Effect. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term of condition; or a waiver of any other term or condition of this agreement.

16. Governing Law. You recognize that the Company’s Human Resources and other administrative departments are headquartered in Pittsburgh, Pennsylvania and that this agreement was executed by the Company in Pittsburgh, Pennsylvania and that it is a legitimate business interest of the Company to have all employees’ agreements in the form of this agreement interpreted consistently so that the Company and all employees may know of the legal implications thereof. Accordingly, you agree that this agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of its provisions relating to conflicts of laws. In addition, you hereby submit to the jurisdiction of the federal and/or state courts, as the case may be, sitting in Allegheny County, Pennsylvania, in connection with any action arising from or relating to the enforcement, interpretation or application of the terms of this agreement.

17. Assignability. You specifically acknowledge and agree that in the event the Company should undergo any change in ownership or change in structure or control, or should the Company transfer some or all of its assets to another entity, the provisions of this agreement and the right to enforce the same contained herein may be assigned by the Company to any company, business, partnership, individual or entity, and that you will continue to be bound by the terms hereof.

18. Entire Agreement. This agreement embodies the entire agreement and understanding between the Company and you and supersedes all prior agreements and understandings relation to the subject matter hereof.

19. Counterparts. This agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original.

Agreed to and accepted with the express intent to be legally bound		APAR INFOTECH CORPORATION
/s/ SHASHANK SAMANT		/s/ RAJEEV SRIVASTAVA
Shashank Samant		Rajeev Srivastava President
Date:	12/1/99	Date:	12/1/99